Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

Orbital Reports Second Quarter 2005 Financial Results

— Company Reports Solid Earnings and Free Cash Flow —

(Dulles, VA 20 July 2005) — Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the second quarter of 2005 and the first six months of the year. Orbital reported second quarter 2005 revenues of $177.4 million, compared to second quarter 2004 revenues of $177.7 million. The company’s second quarter 2005 operating income was $14.7 million as compared to second quarter 2004 operating income of $14.5 million.

Net income was $7.6 million, or $0.12 diluted earnings per share, in the second quarter of 2005. Adjusted net income* for the second quarter of 2005, which excludes non-cash income tax expense, was $12.4 million, or $0.20 adjusted diluted earnings per share*, compared to net income of $11.1 million, or $0.17 diluted earnings per share, in the second quarter of 2004.

The company also reported free cash flow* of $15.5 million in the second quarter of 2005. During the quarter, Orbital repurchased $20.0 million (or 1.94 million shares) of its common stock in connection with a previously announced securities repurchase program.

Commenting on the second quarter’s financial results, Orbital’s Chairman and Chief Executive Officer, Mr. David W. Thompson, said, “The company reported solid earnings and cash flow in the second quarter, together with strong new firm and option orders and existing contract option exercises. Short-term production and delivery delays in our Orbital Boost Vehicle missile interceptor and several commercial communications satellites limited revenue growth, but the outlook remains good for increased deliveries in the second half of 2005.”

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*“Adjusted net income,” “adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures discussed throughout this release. For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

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Orbital Sciences Corporation • 21839 Atlantic Blvd., Dulles, VA 20166 • 703-406-5000

Orbital Reports Second Quarter 2005 Financial Results

Financial Highlights

Summary financial results for the second quarter of 2005 as compared to the second quarter of 2004 were as follows:

	Quarter Ended June 30,
($ in millions, except per share data)	2005	2004
Revenues	$177.4	$177.7
Operating Income	14.7	14.5
Net Income	7.6	11.1
Adjusted Net Income	12.4	11.1
Diluted Earnings Per Share	$0.12	$0.17
Adjusted Diluted Earnings Per Share	$0.20	$0.17

Summary financial results for the first six months of 2005 as compared to the first six months of 2004 were as follows:

	Six Months Ended June 30,
($ in millions, except per share data)	2005	2004
Revenues	$344.6	$329.1
Operating Income	26.9	28.7
Net Income	13.7	22.5
Adjusted Net Income	22.4	22.5
Diluted Net Income Per Share	$0.22	$0.34
Adjusted Diluted Earnings Per Share	$0.36	$0.34

Supplemental Financial Information

As a result of the company’s reversal of most of its deferred tax valuation allowance in 2004, the company recorded substantially higher income tax expense in 2005, comprised primarily of non-cash income taxes. The following information presents the company’s adjusted net income for the second quarter and first six months of 2005, which is determined by adding back the portion of income tax expense that is offset by net operating loss carryforwards and other deferred tax assets. These supplemental results are provided so investors can more easily compare 2005 net income to 2004 net income, in which no such income tax expense was recorded (see the section of this press release entitled “Disclosure of Non-GAAP Financial Measures”):

	Quarter Ended June 30,
($ in millions, except share data)	2005	2004
Reported Net Income	$7.6	$11.1
Add Portion of Income Tax Expense Offset by Net Operating Losses and Other Deferred Tax Assets	4.8	—

Adjusted Net Income	$12.4	$11.1

Adjusted Diluted Earnings Per Share	$0.20	$0.17
Diluted Shares	62.9	65.8

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Orbital Reports Second Quarter 2005 Financial Results

	Six Months Ended June 30,
($ in millions, except per share data)	2005	2004
Reported Net Income	$13.7	$22.5
Add Portion of Income Tax Expense Offset by Net Operating Losses and Other Deferred Tax Assets	8.7	—

Adjusted Net Income	$22.4	$22.5

Adjusted Diluted Earnings Per Share	$0.36	$0.34
Diluted Shares	63.2	65.6

Revenues

Revenues by segment for the second quarter were as follows:

	Quarter Ended June 30,
($ in millions)	2005	2004
Launch Vehicles	$87.9	$86.5
Satellites and Related Space Systems	84.8	85.8
Transportation Management Systems	6.2	8.0
Eliminations	(1.5)	(2.6)

Total Revenues	$177.4	$177.7

Orbital’s second quarter 2005 revenues were $177.4 million, down slightly compared to second quarter 2004 revenues. Launch vehicles segment revenues increased slightly due to revenue growth in the interceptor launch vehicles and target launch vehicles product lines, offset partially by a revenue decrease in the space launch vehicles product line. Satellites and related space systems segment revenues decreased marginally due to lower revenues from the satellite product lines partially offset by higher technical services revenues and by $2.7 million of revenues recorded in 2005 pertaining to the receipt of satellite acceptance and on-orbit incentive payments from the company’s customer and former affiliate Orbimage, Inc. Transportation management systems segment revenues decreased $1.8 million largely due to certain contracts completed recently and other contracts that are nearly complete.

Revenues by segment for the first six months were as follows:

	Six Months Ended June 30,
($ in millions)	2005	2004
Launch Vehicles	$167.8	$163.0
Satellites and Related Space Systems	167.3	155.2
Transportation Management Systems	13.3	15.3
Eliminations	(3.8)	(4.4)

Total Revenues	$344.6	$329.1

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Orbital Reports Second Quarter 2005 Financial Results

For the first half of 2005, Orbital reported $344.6 million in revenues, up 5% over the same period last year, primarily due to an 8% revenue increase in the company’s satellites and related space systems segment and a 3% increase in the launch vehicles segment. The satellites and related space systems segment growth was driven by significantly higher revenues from science, technology and defense satellite contracts, offset partially by lower revenues in the company’s communications satellites product line. The launch vehicles segment growth was driven by higher revenues in the interceptor launch vehicles and target launch vehicles product lines, which were partially offset by lower space launch vehicles product line revenues. Transportation management systems segment revenues decreased due to the same factors impacting the second quarter results.

Operating Income

Operating income by segment for the second quarter was as follows:

	Quarter Ended June 30,
($ in millions)	2005	2004
Launch Vehicles	$8.7	$7.2
Satellites and Related Space Systems	5.5	7.0
Transportation Management Systems	0.5	0.3
Corporate and Other	—	—

Total Operating Income	$14.7	$14.5

Orbital reported operating income of $14.7 million in the second quarter of 2005, compared to operating income of $14.5 million in the same quarter of 2004, due to a 21% increase in launch vehicles segment income, partially offset by lower income in the satellites and related space systems segment. The increase in launch vehicles segment income was largely due to improved operating income in the interceptor launch vehicles product line and the absence in 2005 of an unfavorable profit adjustment in 2004 on a Taurus space launch vehicle contract, partially offset by cost growth in 2005 on certain contracts. The decrease in satellites and related space systems operating income was due primarily to lower operating results in the communications satellites product line, partially offset by the planned $2.7 million favorable operating profit adjustment pertaining to the cash receipts from Orbimage mentioned above.

Operating income by segment for the first six months was as follows:

	Six Months Ended June 30,
($ in millions)	2005	2004
Launch Vehicles	$17.7	$14.1
Satellites and Related Space Systems	8.3	11.5
Transportation Management Systems	0.9	0.6
Corporate and Other	—	2.5

Total Operating Income	$26.9	$28.7

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Orbital Reports Second Quarter 2005 Financial Results

Orbital reported operating income of $26.9 million in the first half of 2005 compared to $28.7 million in the first half of 2004. The first half of 2004 included a $2.5 million non-recurring gain from the sale of notes received from a former affiliate reported in the corporate and other segment. Excluding this non-recurring gain, operating income grew $0.7 million period over period, due to a 25% increase in launch vehicles segment income, partially offset by lower income in the satellites and related space systems segment. The fluctuations in the launch vehicles and satellites and related space systems segments operating income were largely due to the same factors impacting the second quarter results.

Net Income

Net income in the second quarter of 2005 was $7.6 million, or $0.12 diluted earnings per share. Adjusted net income for the second quarter of 2005 was $12.4 million, or $0.20 adjusted diluted earnings per share, which excludes $4.8 million of non-cash income tax expense, as compared to $11.1 million, or $0.17 diluted earnings per share, in the second quarter of 2004.

Orbital’s net income for the first half of 2005 was $13.7 million, or $0.22 diluted earnings per share. Adjusted net income for the first half of 2005 was $22.4 million, or $0.36 adjusted diluted earnings per share, which excludes $8.7 million of non-cash income tax expense, compared to $22.5 million, or $0.34 diluted earnings per share, for the first half of 2004.

Cash Flow and Balance Sheet

As of June 30, 2005, Orbital’s unrestricted cash balance was $131.8 million. The company reported $15.5 million of free cash flow for the second quarter of 2005 and $20.6 million for the first six months of 2005. During the quarter, Orbital repurchased 1.94 million shares of its common stock for $20.0 million in connection with a previously announced securities repurchase program. In June 2005, Orbital received $1.5 million in connection with the termination of an interest rate swap agreement with a financial institution which the company had entered into in 2003.

The company’s cash flow was as follows:

	Second Quarter	First Six Months of
($ in millions)	2005	2005
Net Cash Provided by Operating Activities	$19.1	$28.7
Capital Expenditures	(3.6)	(8.1)

Free Cash Flow	15.5	20.6
Net Change in Cash Restricted for Letters of Credit	3.0	3.0
Repayment of Debt and Other	—	(0.1)
Repurchase of Common Stock	(20.0)	(20.0)
Interest Rate Swap Termination	1.5	1.5
Proceeds from Issuance of Common Stock	0.9	1.3

Net Increase in Cash	0.9	6.3
Beginning Cash Balance	130.9	125.5

Ending Cash Balance	$131.8	$131.8

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Orbital Reports Second Quarter 2005 Financial Results

Summary balance sheet data as of June 30, 2005 is as follows:

Assets		Liabilities and Equity
($ in millions)
Cash and Equivalents	$131.8	Short-Term Debt	$0.1
Other Current Assets	190.1	Other Current Liabilities	130.6
Property and Equipment	83.4	Long-Term Debt	128.0
Goodwill	55.6	Other Non-Current Liabilities	0.1
Other Assets	187.0	Stockholders' Equity	389.1

Total Assets	$647.9	Total Liabilities and Equity	$647.9

New Business Highlights

During the second quarter of 2005, Orbital booked approximately $30 million in new firm and $430 million in new option orders. In addition, the company received approximately $135 million of option exercises under existing contracts. As of June 30, 2005, the company’s firm contract backlog was approximately $1.04 billion, up 20% over its value a year ago, while its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.66 billion, up 14% compared to this time last year.

Operational Highlights

In the second quarter, Orbital successfully completed five major space and missile system missions, including two space launches, two short- and medium-range target launches, and one spacecraft deployment. The company also delivered six other systems for future launches and deployments, including one commercial GEO communications satellite, three other space systems and two OBV missile defense interceptors.

In April, Orbital launched its initial Medium-Range Target (MRT) vehicle for the Missile Defense Agency (MDA), the first of a new family of operationally flexible targets used to test missile defense systems. Also in April, Orbital successfully launched a military satellite aboard the company’s Minotaur I space launcher, extending the Minotaur rocket program’s record of launch successes to a perfect eight-for-eight over the last five years. The company also launched its 36th Pegasus space booster, which delivered the Orbital-built DART spacecraft to orbit. Later in April, Orbital completed the development phase of its “Coyote” supersonic sea-skimming target vehicle program for the U.S. Navy when it successfully carried out a mission that demonstrated the full capabilities of the all-new ramjet-powered vehicle. The company is now in low-rate production of the Coyote, with a contract for 20 additional vehicles.

In early June, Orbital launched two small short-range, low-altitude Vandal targets for the U.S. Navy. This dual mission marked the company’s 499th and 500th deliveries of launch vehicles or space systems to military, civil government or commercial customers over the past 23 years.

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Orbital Reports Second Quarter 2005 Financial Results

Orbital expects a busy second half of 2005, with approximately 30 additional major launch vehicle and satellite system operations and deliveries scheduled to be completed. Orbital expects to conduct a launch of its Orbital Boost Vehicle (OBV) missile defense interceptor by the end of the year, supporting the resumption of testing of the MDA’s Ground-based Midcourse Defense system. The company is also planning to deliver six or seven additional OBV interceptors before the year-end. In addition, Orbital plans to launch as many as seven short-, medium- and long-range target rockets, as well as one more Pegasus and one additional Minotaur I space launch vehicle. The company expects that the Galaxy XIV and Galaxy XV GEO communications satellites for PanAmSat Corporation will be launched in the third quarter. These launches will be followed closely by the launch of the Telkom-2 spacecraft for PT Telkomunikasi Indonesia Tbk in the fourth quarter, which is now completing final testing at Orbital’s Dulles, Virginia manufacturing facility.

Board of Directors Additions

During the second quarter of 2005, Dr. James G. Roche, former Secretary of the United States Air Force and long-time senior defense industry executive, and Mr. Ronald T. Kadish, Lt. General (United States Air Force, retired), the former Director of the U.S. Missile Defense Agency, were appointed to the company’s Board of Directors. As a result of their appointments, Orbital’s Board now consists of 14 Directors, 11 of whom are independent Directors.

2005 Guidance Update

The company updated its financial guidance, indicating that it continues to expect that 2005 revenues will be in the $700 to $725 million range, diluted earnings per share will be in the $0.40 to $0.45 range and free cash flow will be in the $40 to $45 million range for 2005. It revised its guidance for operating income margin to be in the 7.5% to 8.0% range and for estimated average diluted shares to be between 62 and 63 million.

Disclosure of Non-GAAP Financial Measures

The following are provided as definitions of non-GAAP (Generally Accepted Accounting Principles) financial measures used by the company within this press release. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define these measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes that free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

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Orbital Reports Second Quarter 2005 Financial Results

Adjusted net income as presented within this press release is computed as GAAP net income (the most directly comparable GAAP financial measure) excluding the portion of income tax expense that will be offset by net operating loss carryforwards and other deferred tax assets. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. Management believes these measures provide investors with a more complete understanding of the company’s financial performance in comparison to prior periods.

About Orbital

Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

A transcript of the second quarter earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.

— attachments below —

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Orbital Reports Second Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION

Condensed Consolidated Income Statements
(unaudited)

	For the Quarter Ended
	June 30,
($ in thousands, except per share data)	2005	2004
Revenues	$177,403	$177,684
Costs of goods sold	144,918	148,034

Gross profit	32,485	29,650
Research and development expenses	1,234	1,455
Selling, general and administrative expenses	16,545	13,687

Income from operations	14,706	14,508
Other income, net	718	227
Interest expense	(2,847)	(2,889)
Debt extinguishment expense	—	(561)

Income before provision for income taxes	12,577	11,285
Provision for income taxes	(4,993)	(233)

Net income	$7,584	$11,052

Basic net income per share	$0.14	$0.23

Diluted net income per share	$0.12	$0.17

Shares used in computing basic net income per share	55,066	48,764
Shares used in computing diluted net income per share	62,864	65,772

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Orbital Reports Second Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(unaudited)

	For the Six Months Ended
	June 30,
($ in thousands, except per share data)	2005	2004
Revenues	$344,552	$329,056
Costs of goods sold	284,256	274,488

Gross profit	60,296	54,568
Research and development expenses	2,266	3,197
Selling, general and administrative expenses	31,107	25,196
Settlement expense (income)	—	(2,538)

Income from operations	26,923	28,713
Other income, net	1,475	653
Interest expense	(5,627)	(5,798)
Debt extinguishment expense	—	(561)

Income before provision for income taxes	22,771	23,007
Provision for income taxes	(9,035)	(461)

Net income	$13,736	$22,546

Basic net income per share	$0.25	$0.47

Diluted net income per share	$0.22	$0.34

Shares used in computing basic net income per share	55,111	48,405
Shares used in computing diluted net income per share	63,157	65,559

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Orbital Reports Second Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2005	2004
Assets
Cash	$131,833	$125,504
Receivables, net	140,359	149,480
Inventory	14,577	13,565
Deferred income taxes, net	26,572	26,710
Other current assets	8,561	12,195

Total current assets	321,902	327,454
Property, plant and equipment, net	83,431	83,154
Goodwill	55,551	55,551
Deferred income taxes, net	177,459	185,940
Other non-current assets	9,559	11,671

Total Assets	$647,902	$663,770

Liabilities and Stockholders’ Equity
Short-term borrowings	$85	$161
Accounts payable and accrued expenses	116,932	121,454
Deferred revenues	13,700	19,478

Total current liabilities	130,717	141,093
Long-term debt	127,985	128,375
Other non-current liabilities	132	178
Total stockholders’ equity	389,068	394,124

Total Liabilities and Stockholders’ Equity	$647,902	$663,770

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Orbital Reports Second Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Quarter Ended	Six Months Ended
	June 30, 2005	June 30, 2005
Net income	$7,584	$13,736
Depreciation and amortization	3,508	7,144
Amortization of debt costs	153	306
Deferred taxes	4,830	8,726
Changes in assets and liabilities	3,064	(1,026)
Other	11	(193)

Net cash provided by operating activities	19,150	28,693

Capital expenditures	(3,621)	(8,088)
Change in cash restricted for letters of credit	3,011	3,041

Net cash used in investing activities	(610)	(5,047)

Repayment of debt and other	(17)	(94)
Repurchase of common stock	(19,999)	(19,999)
Interest rate swap termination	1,490	1,490
Net proceeds from issuance of common stock	859	1,286

Net cash used in financing activities	(17,667)	(17,317)

Net increase in cash	873	6,329
Cash, beginning of period	130,960	125,504

Cash, end of period	$131,833	$131,833

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